Exhibit 3.1

Execution Version

BIOFRONTERA INC.

Certificate of Designation of Preferences, Rights and Limitations

of

Series D Convertible Preferred Stock

Pursuant To Section 151 of the Delaware General Corporation Law

BIOFRONTERA INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Sections 141(c) and 151 of the DGCL, the following resolution was duly adopted by a committee of the Board of Directors of the Corporation acting upon authority delegated by the Board of Directors, which resolution remains in full force and effect on the date hereof:

RESOLVED, pursuant to authority expressly set forth in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the issuance of a series of Preferred Stock designated as the Series D Convertible Preferred Stock, par value $0.001 per share, of the Corporation is hereby authorized and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock is hereby approved as follows:

SERIES D CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act of 1933. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified into.

“Conversion Date” means the date on which the Series D Preferred Stock is converted pursuant to Section 6.

“Conversion Price” means, for the Series D Preferred Stock, $0.6249 per share of Common Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock in accordance with the terms hereof.

“Conversion Value” means $1,000 per share.

“Deemed Liquidation Event” means (a) a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

“DGCL” shall mean the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means any holder of Series D Preferred Stock.

“Issuance Date” means June 30, 2025.

“Liquidation” has the meaning set forth in Section 5(a).

“Liquidation Preference” has the meaning set forth in Section 5(a).

“Maximum Percentage” has the meaning set forth in Section 6(d).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proposal” has the meaning set forth in Section 8.

“Requisite Holders” means Holders of a majority of the then outstanding shares of Series D Preferred Stock, voting together as a single class.

“Series D Liquidation Amount” has the meaning set forth in Section 5(a).

“Series C Preferred Stock” means the Series C Convertible Preferred Stock, par value $0.001 per share, of the Corporation, expected to be created contemporaneously with the Series D Preferred Stock.

“Series D Preferred Stock” has the meaning set forth in Section 2(a).

“Stockholder Approval” means the date that the Corporation’s stockholders first approve the Proposal.

“Trading Day” means a day on which the Common Stock is traded for any period on a principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

Section 2. Designation, Amount and Par Value; Assignment; Ranking.

(a) The distinctive serial designations of the series of Preferred Stock designated by this Certificate of Designation shall be designated as the Corporation’s Series D Convertible Preferred Stock (the “Series D Preferred Stock”). Each share of Series D Preferred Stock shall be identical in all respects to every other share of Series D Preferred Stock. The number of shares of Series D Preferred Stock so designated shall be 3,019. The Series D Preferred Stock shall have a par value of $0.001 per share.

(b) The Corporation shall register shares of the Series D Preferred Stock, upon records to be maintained by the Corporation’s transfer agent for that purpose (the “Series D Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation and its transfer agent may deem and treat the registered Holder of shares of Series D Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series D Preferred Stock may be issued solely in book-entry form. The Corporation or its transfer agent shall register the transfer of any shares of Series D Preferred Stock in the Series D Preferred Stock Register, upon surrender of the shares of Series D Preferred Stock evidencing such shares to be transferred, to the Corporation’s transfer agent. Upon any such registration or transfer, a new or book-entry notation evidencing the shares of Series D Preferred Stock so transferred shall be issued to the transferee and a new book-entry notation evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within two Business Days. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Series D Certificate of Designation	Page 2

(c) Prior to the Stockholder Approval, the Series D Preferred Stock will be pari passu with the Series C Preferred Stock and senior to the Common Stock and all other series or classes of stock and equity securities of the Corporation with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary Liquidation, dissolution or winding up of the affairs of the Corporation.

(d) The Corporation shall not issue or authorize any class of stock with voting rights, liquidation rights or distribution rights senior to the Series D Preferred Stock without the consent of the Holders of the Series D Preferred Stock.

Section 3. Dividends.

(a) At all times following the Issuance Date, while shares of Series D Preferred Stock are issued and outstanding, holders of Series D Preferred Stock shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series D Preferred Stock equal (on an as-if-converted-to-Common-Stock basis as set forth in Section 6(a) and without regard to any limitations on conversion set forth herein or otherwise) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. If such dividends are not declared and paid in cash prior to the Stockholder Approval, the dividend amounts will be added to the aggregate Liquidation Preference then outstanding of the Series D Preferred Stock (such dividends will accumulate and will be included in the payments made upon redemption or Liquidation).

(b) The Corporation shall not declare or pay any dividends on any class of stock (other than Common Stock) that is not also declared and paid to the Series D Preferred Stock in a manner that treats the Series D Preferred Stock equally with the other classes of stock receiving such dividend without the consent of the Holders of the Series D Preferred Stock.

Section 4. Voting Rights.

Subject to the last sentence of this Section 4 and Section 6(d), the Series D Preferred Stock is voting stock. Holders of the Series D Preferred Stock are entitled to vote together with the Common Stock on an as-if-converted-to-Common-Stock basis as determined by dividing the aggregate Conversion Value of all shares of Series D Preferred Stock held by each Holder, together with any dividends declared but unpaid thereon with respect to such shares of Series D Preferred Stock, by the Conversion Price; provided that the voting power of each Holder (including all shares of Common Stock held by such Holder) does not exceed the Maximum Percentage. Holders of Common Stock are entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders. Accordingly, holders of Series D Preferred Stock will be entitled to one vote for each whole share of Common Stock into which their Series D Preferred Stock is then-convertible, subject to the Maximum Percentage, on all matters submitted to a vote of stockholders. Notwithstanding the foregoing, the Holders of Series D Preferred Stock are not entitled to vote on any matters submitted to a vote of stockholders until the Stockholder Approval.

Section 5. Liquidation.

(a) Prior to the Stockholder Approval, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, including a change of control transaction, or Deemed Liquidation Event (any such event, a “Liquidation”) the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or the other proceeds available for distribution to stockholders, before any payment shall be made to the holders of any other shares of capital stock of the Corporation by reason of their ownership thereof, an amount per share equal to the greater of (i) three times (3X) the Conversion Value, together with any dividends declared but unpaid thereon (the “Liquidation Preference”) or (ii) such amount per share as would have been payable had all shares of Series D Preferred Stock been converted into Common Stock (without regard to any limitations on conversion set forth herein or otherwise) pursuant to Section 6 immediately prior to such Liquidation (the amount payable pursuant to this sentence is hereinafter referred to as the “Series D Liquidation Amount”). If upon any such Liquidation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the full Liquidation Preference, the holders of shares of Series D Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After the payment in full of all Series D Liquidation Amount and all other amounts due to holders of shares of any class of stock that is pari passu with the Series D Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Series D Preferred Stock pursuant to the paragraph above or to holders of any shares of any class of stock that is pari passu with the Series D Preferred Stock, shall be distributed among the holders of shares of Common Stock and shares of any class of stock that is junior to the Series D Preferred Stock, pro rata based on the number of shares held by each such holder (or in accordance with the provisions set forth in the applicable Certificate of Designation of Preferences, Rights and Limitations for any class of stock that is junior to the Series D Preferred Stock).

Series D Certificate of Designation	Page 3

(b) Following the Stockholder Approval, upon any Liquidation, the assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series D Preferred Stock, Series C Preferred Stock, any other classes of capital stock with liquidation rights and Common Stock, pro rata based on the number of shares of Common Stock held by each such holder, treating for this purpose all shares of Series D Preferred Stock as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designation immediately prior to such Liquidation, without regard to any limitations on conversion set forth herein or otherwise.

Section 6. Conversion.

(a) Conversions at Option of Holder. Subject to the limitations set forth in Section 6(d), at the option of the Holder thereof, each share of Series D Preferred Stock shall be convertible into the number of shares of Common Stock equal to the Conversion Value divided by the Conversion Price, rounded down to the nearest whole share. For the avoidance of doubt, when a Holder converts more than one share of Series D Preferred Stock at the same time pursuant to this Section 6, the number of shares issued for the block of shares taken together as a whole will be rounded down to the nearest share.

(b) Mechanics of Conversion.

(i) Notice of Conversion. Holders shall effect conversions by providing the Corporation and its transfer agent with the form of conversion notice attached hereto as Annex A (“Notice of Conversion”), duly completed and executed. The Notice of Conversion must specify the number of shares of Series D Preferred Stock to be converted, the number of shares of Series D Preferred Stock owned prior to the conversion at issue, and the number of shares of Common Stock to be issued in respect of the conversion at issue. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the DTC participant account nominated by the Holder through DTC’s Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The date on which such a conversion shall be deemed effective (an “Optional Conversion Date”, or, a “Conversion Date”), shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by facsimile or other electronic transmission to, and received during regular business hours by, the Corporation and its transfer agent. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(ii) Delivery of Electronic Issuance Upon Conversion. On or before the earlier of (i) the first (1st) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below), in each case, following the date on which the Holder has delivered a Conversion Notice to the Corporation (the “Share Delivery Date”), the Corporation’s transfer agent shall (a) in the case of a DWAC Delivery (if so requested by the Holder), electronically transfer such Conversion Shares by crediting the DTC participant account nominated by the Holder through DTC’s DWAC system or (b) if the shares of Series D Preferred stock being converted have been issued in global form eligible for book-entry settlement with DTC, the Conversion Shares shall be delivered to the Holder through book-entry transfer through the facilities of DTC. If in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Conversion Notice by written notice to the Corporation and its transfer agent at any time on or before its electronic receipt of such shares, as applicable, in which event the Corporation’s transfer agent shall promptly direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series D Preferred Stock unsuccessfully tendered for conversion to the Corporation. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days on the Corporation’s primary Trading Market with respect to the Common Stock as in effective on the date of delivery of the Notice of Conversion.

Series D Certificate of Designation	Page 4

(iii) Obligation Absolute. Subject to Holder’s right to rescind a Conversion Notice pursuant to Section 6(b)(ii) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series D Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that Holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Compensation for Buy-In on Failure to Timely Deliver Shares Upon Conversion. If the Corporation fails to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6(b)(ii) (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), and if after such Share Delivery Date such Holder is required to or otherwise purchases (in an open market transaction or otherwise), shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series D Preferred Stock, equal to the number of shares of Series D Preferred Stock, submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(b)(ii). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series D Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver shares of Common Stock upon conversion of the shares of Series D Preferred Stock as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series D Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(b)(ii).

Series D Certificate of Designation	Page 5

(v) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series D Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series D Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series D Preferred Stock. Such reservation shall comply without regard to the provisions of Section 6(d). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens and other encumbrances.

(vi) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series D Preferred Stock. All fractional shares shall be rounded down to the nearest whole shares of Common Stock.

(vii) Transfer Taxes. The issuance of book entry notations for Conversion Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such book entry notation, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such book entry notation upon conversion in a name other than that of the registered Holder(s) of such shares of Series D Preferred Stock and the Corporation shall not be required to issue or deliver such book entry notation unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(c) Status as Stockholder. Upon each Conversion Date in which the Series D Preferred Stock converts into Common Stock: (i) the shares of Series D Preferred Stock being converted shall be deemed converted into shares of Common Stock; and (ii) the Holder’s rights as a holder of such converted shares of Series D Preferred Stock shall cease and terminate, excepting only the right to receive book entry notations for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series D Preferred Stock.

(d) Limitations on Conversion. Prior to the Stockholder Approval, no share of Series D Preferred Stock shall be convertible into shares of Common Stock. Except as set forth in this Section 6(d), a Holder shall not have the right to convert any portion of the Series D Preferred Stock and such Series D Preferred Stock shall not be automatically converted, to the extent that after giving effect to such conversion, such Holder (together with such Holder’s Affiliates, any other Persons acting as a group together, and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act (such Persons, “Attribution Parties”)) would beneficially own in excess of 19.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unconverted portion of the Series D Preferred Stock beneficially owned by such Person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Person and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent Form 10-K, Proxy Statement, Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a Holder, where such request indicates that it is being made pursuant to this Section 6(d), the Corporation shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series D Preferred Stock, by a Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. Upon delivery of a written notice to the Corporation, a Holder may from time to time increase or decrease the Maximum Percentage to any other percentage (notwithstanding the foregoing, in no event in excess of 49.99%) as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the 61st day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such Holder and other Attribution Parties and not to any other holder of Series D Preferred Stock, provided, for the avoidance of doubt, that no such decrease shall affect the validity of any prior conversion of the Series D Preferred Stock by Holder or any Attribution Party. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms hereof in excess of the Maximum Percentage shall not be deemed to be beneficially owned by a Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert Series D Preferred Stock pursuant to this Section 6(d) shall have any effect on the applicability of the provisions of this Section 6(d) with respect to any subsequent determination of whether Series D Preferred Stock may be converted. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 6(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations set forth in this Section 6(d) shall not apply to any conversions of the Series D Preferred Stock that occur prior to and expressly in connection with a Deemed Liquidation Event.

Series D Certificate of Designation	Page 6

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while any shares of Series D Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock with respect to the then outstanding shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(c) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Series D Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least ten calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice; and provided further, that in each case, the Corporation will only be required to provide such information to the Holder if such information shall have been made known to the public prior to or in conjunction with such notice being provided to the Holder.

Series D Certificate of Designation	Page 7

Section 8. Stockholder Approval. The Corporation shall, as soon as practicable following the Issuance Date, but not more than 30 days thereafter, file a preliminary proxy statement for a vote of its stockholders to approve the issuance of the Series D Preferred Stock and all Conversion Shares, and any other related transactions, to the extent required under Nasdaq Listing Rule 5635 (collectively, the “Proposal”). The Corporation shall, as soon as practicable following notification from the staff of the Commission that it has completed its review of the preliminary proxy statement or that it will not review the preliminary proxy statement, file and mail a definitive proxy statement for the vote of its stockholders to approve the Proposal. The Corporation covenants and agrees that its Board of Directors shall unanimously recommend that the Proposal be approved by the Corporation’s stockholders at all meetings in which such Proposal is considered and promptly file the necessary amendments to the Corporation’s certificate of incorporation after the Proposal is approved. If the Corporation’s stockholders do not approve the Proposal at the first meeting in which it is voted on by stockholders, the Corporation covenants and agrees that it will submit the Proposal for approval of the Corporation’s stockholders at least semi-annually until such approval is obtained.

Section 9. Miscellaneous.

(a) Waiver; Amendment. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series D Preferred Stock granted hereunder may be waived or amended, subject to agreement with the Corporation as required, as to all shares of Series D Preferred Stock (and the Holders thereof) upon the written consent of the Holders of a majority of the shares of Series D Preferred Stock then outstanding, unless a higher percentage is required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required. Any waiver or amendment effected in accordance with this Section 9(a) shall be binding on all the Holders of Series D Preferred Stock, and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such waiver or amendment.

(b) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(c) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(d) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(e) Status of Converted Series D Preferred Stock. If any shares of Series D Preferred Stock shall be converted or redeemed by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series D Preferred Stock.

********************

Series D Certificate of Designation	Page 8

IN WITNESS WHEREOF, Biofrontera Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock to be executed by its duly authorized officer this June 30, 2025.

/s/ E. Fred Leffler, III
By:	E. Fred Leffler, III
Title:	Chief Financial Officer

Series D Certificate of Designation	Page 9

ANNEX A

NOTICE OF CONVERSION

(To Be Executed by the Registered Holder

in Order to Convert Shares of Series D Preferred Stock)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series D Preferred Stock indicated below, represented by book-entry notation in the register of the transfer agent, into the number of shares of Common Stock of Biofrontera Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Delaware Secretary of State on June 30, 2025.

The undersigned Holder’s right to convert the shares of Series D Preferred Stock is subject to the Maximum Percentage described in Section 6(d) of the Certificate of Designation. Therefore, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with any Attribution Parties), including the number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock subject to this Notice of Conversion, but excluding (i) exercise of the remaining, unconverted portion of the Series D Preferred Stock beneficially owned by such Person and its Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Person and its Attribution Parties (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein, is 19.99%.

Conversion calculations:

Date to Effect Conversion:
Number of shares of Series D Preferred Stock owned prior to Conversion:
Number of shares of Series D Preferred Stock to be Converted:

Address for delivery of physical certificates:
OR
for DWAC Delivery:
DWAC Instructions:
Broker no:
Account no:

HOLDER:

By:
Name:
Title:
Date:

Series D Certificate of Designation	Page 10